Exhibit 99.1

MARATHON OIL CORPORATION REPORTS SECOND QUARTER 2005 RESULTS

HOUSTON, July 28, 2005 – Marathon Oil Corporation (NYSE: MRO) today reported second quarter 2005 net income of $673 million, or $1.92 per diluted share.  Net income in the second quarter 2004 was $352 million, or $1.02 per diluted share.  For the second quarter of 2005, net income adjusted for special items was $755 million, or $2.16 per diluted share.  For the second quarter of 2004, net income adjusted for special items was $407 million, or $1.18 per diluted share.

Earnings Highlights

	2nd Quarter Ended June 30
(Dollars in millions, except per diluted share data)	2005	2004
Income from continuing operations	$673	$348
Discontinued operations	—	4
Net income	673	352
Adjustments for special items* (after tax):
Loss on long-term U.K. gas contracts	(97)	(55)
Deferred income taxes – Ohio tax legislation	15	—
Net income adjusted for special items*	$755	$407
Net income adjusted for special items* - per diluted share	$2.16	$1.18
Net income - per diluted share	$1.92	$1.02
Revenues and other income	$16,101	$12,592
Weighted average shares, in thousands - diluted	349,918	346,122

* See page 6 for a discussion of net income adjusted for special items.

Key Second Quarter Events

Exploration and Production

•                  Realized strong production results driven by performance of base business and new core areas

•                  Equatorial Guinea liquefied petroleum gas (LPG) expansion reaches full production

•                  Announced sanctioning of Neptune development in the deepwater Gulf of Mexico

•                  Continued exploration success with Gengibre and Juno discoveries offshore Angola raising year-to-date total to five discoveries

Refining, Marketing and Transportation

•                  Completed acquisition of Ashland Inc.’s minority interest in U.S. downstream subsidiary

•                  Achieved quarterly record for total refinery throughputs

•                  Continued strong growth in same store merchandise sales

Integrated Gas

•                  Completed partial sell down of interest in Equatorial Guinea liquefied natural gas (LNG) project in July

•                  Equatorial Guinea LNG project remains on schedule

“A key contributor to Marathon’s strong second quarter results was the consistent and successful execution of the company’s strategy and business plans.  While we continued to realize the benefits of high commodity prices and margins throughout the quarter, our results were also positively impacted by the strong operating performance of each of our businesses,” said Clarence P. Cazalot, Jr., Marathon president and CEO.  “In particular, the solid results of our exploration and production operations demonstrate the improvements being made, which are positioning Marathon for long term value growth.  These upstream results were complemented by our downstream operations, which achieved outstanding results through strong operational performance and by optimizing our refining and marketing network’s ability to realize the benefits of favorable crack spreads, sweet/sour differentials and strong wholesale and retail margins.”

Marathon achieved a strategic milestone during the second quarter 2005 with the completion of its acquisition of Ashland Inc.’s 38 percent interest in Marathon Ashland Petroleum LLC (MAP), which will change its name to Marathon Petroleum Company LLC (MPC) effective September 1, 2005, as well as two complementary businesses.  With the completion of this transaction, Marathon now wholly owns one of the premier downstream businesses in the United States.

“The completion of this transaction reinforces Marathon’s strategic intent to remain a fully integrated company,” added Cazalot.  “This segment of our business has distinguished itself as a leading refining, marketing and transportation organization and we look forward to the many opportunities and contributions it will provide in our drive for sustainable value growth.”

Segment Results

Total segment income was $1.610 billion in second quarter 2005, compared with $1.007 billion in second quarter 2004.

	2nd Quarter Ended June 30
(Dollars in millions)	2005	2004
Segment Income (Loss)
Exploration and Production
United States	$394	$285
International	382	153
E&P Segment Income	776	438
Refining, Marketing and Transportation	823	577
Integrated Gas	11	(8)
Segment Income**	$1,610	$1,007

** See Preliminary Supplemental Statistics on page 9 for a reconciliation of segment income to income from operations as reported under generally accepted accounting principles.

Exploration and Production (Upstream)

Upstream segment income totaled $776 million in second quarter 2005, compared to $438 million in second quarter 2004.  The increase was primarily due to higher liquid hydrocarbon prices and sales volumes and natural gas prices, partially offset by lower natural gas sales volumes in the current quarter.  Production available for sale averaged approximately 353,000 barrels of oil equivalent per day (boepd). Production sold during the quarter averaged 368,000 boepd as a result of the timing of international crude oil liftings.

United States upstream income was $394 million in second quarter 2005, compared to $285 million in second quarter 2004.  The increase was primarily due to higher liquid hydrocarbon and natural gas prices, partially offset by lower natural gas sales volumes.  These lower volumes resulted primarily from natural field declines in the Permian Basin and Camden Hills in the Gulf of Mexico.

International upstream income was $382 million in second quarter 2005, compared to $153 million in second quarter 2004.  The increase is primarily a result of higher liquid hydrocarbon sales volumes and prices.

Marathon’s second quarter production results were positively affected by increases in Equatorial Guinea liquids production, as well as the continued strong performance of Russian production operations.  Reported volumes are based upon sales volumes which may vary from production available for sale primarily as a result of the timing of liftings of certain of the company’s international liquid hydrocarbon volumes.

	2nd Quarter Ended June 30
	2005	2004
Key Production Statistics
Sales
United States – Liquids (mbpd)	85.5	87.2
United States – Gas (mmcfd)	579.2	641.1
International – Liquids (mbpd)	133.6	90.8
International – Gas (mmcfd)	313.4	323.8
Total Sales (mboepd)	367.9	338.8

The LPG expansion in Equatorial Guinea (Phase 2B) began ramping up early in the second quarter 2005 and reached full production by the end of June.  LPG production averaged 9,900 gross barrels per day (bpd) for the month of June with a peak daily rate of more than 20,000 gross bpd.  Complementing the LPG production was the company’s Equatorial Guinea condensate operation, which produced an average 66,000 gross bpd during the quarter.  During the second quarter 2005, total Equatorial Guinea liquids production averaged approximately 73,000 gross bpd (41,000 bpd net to Marathon).  As a result of the full ramp-up of both the condensate and LPG expansion projects, Marathon now estimates that total gross liquids production in Equatorial Guinea will average between 80,000 and 90,000 bpd (45,000 to 50,000 net to Marathon).

Activities continue in the East Kamennoye field in Russia where Marathon has an ongoing drilling program in the North Vikulov reservoir.  Strong performance from this development has driven Marathon’s Russian production from an average of 16,000 bpd during second quarter 2004 to 24,000 bpd during second quarter 2005.

Marathon estimates total third quarter production available for sale will be 322,000 to 342,000 boepd.  These results are lower than the second quarter due to higher exposure to weather related downtime in the Gulf of Mexico, planned maintenance at Foinaven in the U.K. North Sea, and lower seasonal natural gas sales in the U.K. and Ireland.

While third quarter 2005 production is projected to be slightly lower than the second quarter, the strong overall performance of both new core areas and the company’s base business have resulted in Marathon adjusting its estimated 2005 production available for sale upwards from the previous estimate of 325,000 to 350,000 boepd to an average of between 340,000 and 355,000 boepd, excluding the impact of any acquisitions or dispositions.  Production during 2004 averaged 337,000 boepd.

During the second quarter 2005, Marathon announced the sanctioning of the Neptune deepwater development in the Gulf of Mexico.  Marathon holds a 30 percent interest in the Neptune development which is located on the Western Atwater Foldbelt approximately 120 miles off the coast of Louisiana. The field, which holds estimated gross proved and probable reserves of between 100-150 million barrels of oil equivalent (boe), comprises Atwater Valley Blocks 573, 574, 575, 617 and 618 in water depths that range from 4,200 feet to 6,500 feet.  Neptune is expected to begin production in late 2007, ramping up to full production of approximately 50,000 gross boepd (approximately 14,000 net to Marathon after royalty) during 2008.

Marathon’s continued exploration success was reinforced with the announcement of the Gengibre and Juno deepwater discoveries offshore Angola on Blocks 32 and 31, respectively, bringing the company’s total discoveries in Angola to 10, seven of which are on Block 31 and three on Block 32.  On Block 32, Marathon and its partners are currently drilling a Gengibre appraisal well, and on Block 31 the company is participating in the Astraea well.

This string of discoveries on Blocks 31 and 32 has reinforced the significant resource potential of these blocks and is serving as a basis for the possibility of multiple developments.  Marathon holds a non-operated 10 percent and 30 percent interest in Blocks 31 and 32, respectively.

Year-to-date, Marathon has announced five discoveries in its exploration program.

Refining, Marketing and Transportation (Downstream)

Downstream segment income was $823 million in second quarter 2005 compared to segment income of $577 million in second quarter 2004.

The improvement was primarily due to a higher refining and wholesale marketing margin.  MAP benefited from wider sweet/sour crude differentials in general and was able to run more sour crudes during the period, taking advantage of the substantial discounts on these feedstocks.

MAP delivered strong crude runs during the second quarter 2005 that averaged 1,012,000 bpd, with total throughput averaging a record 1,187,000 bpd.  This strong operating performance positioned the company to help meet demand for transportation fuels in its markets, while capturing the benefits of strong refining margins.  When compared to the second quarter 2004, the second quarter 2005 crack spread for the Midwest was slightly lower while the Gulf Coast crack spread was at a record high.

During the quarter, Speedway SuperAmerica LLC (SSA) continued to achieve strong same store merchandise sales which increased approximately 10 percent compared to the second quarter 2004.

	2nd Quarter Ended June 30
	2005	2004
Key Refining, Marketing and Transportation Statistics
Crude Oil Refined (mbpd)	1,011.9	1,013.4
Other Charge and Blend Stocks (mbpd)	174.6	141.8
Total Refinery Inputs (mbpd)	1,186.5	1,155.2
Refined Product Sales Volumes (mbpd)	1,477.2	1,440.2
Refining and Wholesale Marketing Margin ($/gallon)	$0.1592	$0.1255

Integrated Gas

Integrated gas segment income was $11 million in second quarter 2005 compared to a loss of $8 million in second quarter 2004. The increase in the second quarter was primarily the result of higher margins from gas marketing activities, including recognized changes in the fair value of derivatives used to support those activities.  Prior year second quarter results also included $18 million of gross start-up costs associated with the LNG project in Equatorial Guinea.

During the second quarter, the AMPCO methanol plant in Equatorial Guinea operated at a 99 percent on-stream factor and posted index prices for methanol have remained strong averaging nearly $309 per ton during the quarter compared to approximately $250 per ton during the same period last year.

During the second quarter 2005, Marathon and the Government of Equatorial Guinea announced that agreements were entered into under which Mitsui & Co., Ltd. (Mitsui) and a subsidiary of Marubeni Corporation (Marubeni) would acquire 8.5 percent and 6.5 percent interests, respectively, in the Equatorial Guinea LNG project.  Following the closing of the transaction on July 25, Marathon now holds a 60 percent interest in the project, with Compañía Nacional de Petroleos de Guinea Ecuatorial (GEPetrol), the National Oil Company of Equatorial Guinea, holding a 25 percent interest.

The Equatorial Guinea LNG project made continued progress during the quarter and remains on-track to begin first shipments of LNG in late 2007.  As of the end of the second quarter, the project was 43 percent complete on an engineering, procurement and construction (EPC) basis and expenditures totaled approximately $815 million of the total estimated project cost of $1.4 billion.

Special Items

Marathon has two long-term gas sales contracts in the United Kingdom that are accounted for as derivative instruments. Mark-to-market changes in the valuation of these contracts must be recognized in current period income.  During the second quarter 2005, the 18-month forward gas price curve in the United Kingdom strengthened compared to the first quarter 2005 resulting in a $167 million, non-cash mark-to-market loss in the second quarter 2005.  Due to the volatility in the fair value of these contracts, Marathon will continue to exclude these non-cash gains and losses from “net income adjusted for special items.”

In the second quarter of 2005, the state of Ohio enacted legislation which phases out Ohio’s income-based franchise taxes over a five-year period.  Marathon’s provision for income taxes in the second quarter 2005 includes a $15 million benefit related to the reversal of deferred income taxes as a result of this change in tax law.  The state of Ohio replaced the income-based franchise tax with a five-year phased-in commercial activity tax.

The company will conduct a conference call and webcast today, July 28, 2005, at 2 p.m. EDT during which it will discuss second quarter 2005 results.  The webcast will include synchronized slides.  To listen to the webcast of the conference call and view the slides, visit the Marathon Web site at www.marathon.com.  Replays of the webcast will be available through August 12, 2005. Quarterly financial and operational information is also provided on Marathon’s Web site at http://www.marathon.com/Investor_Center/Investor_Relations/ in the Quarterly Investor Packet.

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In addition to net income determined in accordance with generally accepted accounting principles (GAAP), Marathon has provided supplementally “net income adjusted for special items,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties.  Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to Marathon’s ongoing operations.  A reconciliation between GAAP net income and “net income adjusted for special items” is provided in a table on page 1.  “Net income adjusted for special items” should not be considered a substitute for net income as reported in accordance with GAAP.

Management, as well as certain investors, uses “net income adjusted for special items” to evaluate Marathon’s financial performance between periods.  Management also uses “net income adjusted for special items” to compare Marathon’s performance to certain competitors.

This release contains forward-looking statements with respect to the timing and levels of the company’s worldwide liquid hydrocarbon and natural gas and condensate production and sales, the timing and levels of production from the Neptune development, the possibility of developing Blocks 31 and 32 offshore Angola and an LNG project. Some factors that could potentially affect worldwide liquid hydrocarbon and natural gas and condensate production and sales, the timing and levels of production from the Neptune development and the possible development of Blocks 31 and 32 include pricing, supply and demand for petroleum products, amount of capital available for exploration and development, occurrence of acquisitions/dispositions of oil and gas properties, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations.  The Neptune development and possible development of Blocks 31 and 32 could further be affected by presently known data concerning size and character of reservoirs, economic recoverability, future drilling success and production experience.   Factors that could affect the LNG project include unforeseen problems arising from construction, inability or delay in obtaining necessary government and third party approvals, unanticipated changes in market demand or supply, environmental issues, availability or construction of sufficient LNG vessels, and unforeseen hazards such as weather conditions. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements.  In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2004, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:	Paul Weeditz	713-296-3910
	Scott Scheffler	713-296-4102
Investor Relations Contacts:	Ken Matheny	713-296-4114
	Howard Thill	713-296-4140

Condensed Consolidated Statement of Income (unaudited)

	2nd Quarter Ended June 30		Six Months Ended June 30
(Dollars in millions, except per share data)	2005	2004	2005	2004
Revenues and Other Income:
Sales and other operating revenues (including consumer excise taxes)	$12,086	$9,842	$21,926	$18,234
Revenues from matching buy/sell transactions	3,565	2,406	6,374	4,451
Sales to related parties	368	266	651	481
Income from equity method investments	45	43	85	70
Net gains on disposal of assets	23	6	34	8
Gain on ownership change in Marathon Ashland Petroleum LLC	—	1	—	1
Other income	14	28	41	40
Total revenues and other income	16,101	12,592	29,111	23,285
Costs and Expenses:
Cost of revenues (excludes items shown below)	9,265	7,542	16,957	13,977
Purchases related to matching buy/sell transactions	3,442	2,326	6,274	4,391
Purchases from related parties	63	63	119	94
Consumer excise taxes	1,210	1,138	2,294	2,190
Depreciation, depletion and amortization	339	301	662	600
Selling, general and administrative expenses	268	280	528	502
Other taxes	119	79	224	162
Exploration expenses	37	34	71	62
Total costs and expenses	14,743	11,763	27,129	21,978
Income from Operations	1,358	829	1,982	1,307
Net interest and other financing costs	35	51	67	89
Minority interest in income (loss) of:
Marathon Ashland Petroleum LLC	314	220	384	237
Equatorial Guinea LNG Holdings Limited	—	(4)	(1)	(4)
Income from Continuing Operations before Income Taxes	1,009	562	1,532	985
Provision for income taxes	336	214	535	379
Income from Continuing Operations	673	348	997	606
Discontinued Operations	—	4	—	4
Net Income	$673	$352	$997	$610
Income from Continuing Operations
Per share - basic	$1.94	$1.01	$2.88	$1.85
Per share - diluted	$1.92	$1.01	$2.86	$1.84

Net Income
Per share - basic	$1.94	$1.02	$2.88	$1.86
Per share - diluted	$1.92	$1.02	$2.86	$1.85

Dividends Paid Per Share	$0.28	$0.25	$0.56	$0.50
Weighted Average Shares (in thousands)
Basic	347,075	344,631	346,541	327,602
Diluted	349,918	346,122	349,228	329,233

Selected Notes to Financial Statement (unaudited)

1.                                       On June 30, 2005, Marathon acquired the 38 percent ownership interest in Marathon Ashland Petroleum LLC (MAP) previously held by Ashland Inc.  In addition, Marathon acquired a portion of Ashland’s Valvoline Instant Oil Change business and its maleic anhydride business.  As a result, MAP is now wholly owned by Marathon.

The acquisition was accounted for under the purchase method of accounting.  The total consideration, including debt assumed, is as follows:

(In millions)
Cash (a)	$487
Receivables (a)	913
Common stock (b)	936
Assumption of debt (c)	1,920
Estimated additional consideration related to tax matters (d)	124
Transaction-related costs	10
Total consideration including debt assumption	$4,390

(a)          Includes $509 million of cash and receivables representing 38 percent of MAP’s estimated distributable cash as of June 30, 2005

(b)         Ashland shareholders received 17.539 million shares valued at $53.37 per share

(c)          Assumed debt was repaid on July 1, 2005

(d)         Includes an estimated $96 million for potential tax obligations of Ashland under Internal Revenue Service Code Section 355(e)

Preliminary Supplemental Statistics (unaudited)

	2nd Quarter Ended June 30		Six Months Ended June 30
(Dollars in millions, except as noted)	2005	2004	2005	2004
Income from Operations
Exploration and Production
United States	$394	$285	$699	$591
International	382	153	632	311
E&P Segment Income	776	438	1,331	902
Refining, Marketing and Transportation(a)	823	577	1,033	626
Integrated Gas(b)	11	(8)	18	7
Segment Income	1,610	$1,007	$2,382	$1,535
Items not allocated to segments:
Administrative Expenses	(85)	(84)	(176)	(148)
Gain on Ownership Change - MAP	—	1	—	1
Loss on U.K. Long-Term Gas Contracts	(167)	(95)	(224)	(81)
Income From Operations	$1,358	$829	$1,982	$1,307
Capital Expenditures
Exploration and Production	$320	$180	$613	$352
Refining, Marketing and Transportation(a)	163	138	297	273
Integrated Gas(b)	182	151	308	186
Corporate	2	4	3	6
Total	$667	$473	$1,221	$817
Exploration Expense
United States	$25	$21	$42	$32
International	12	13	29	30
Total	$37	$34	$71	$62
Operating Statistics
Liquid Hydrocarbon Sales (mbpd)(c)
United States	85.5	87.2	78.6	89.5
Europe	48.8	41.0	40.1	43.0
Other International	24.3	16.1	24.2	16.1
West Africa	60.5	33.7	48.4	32.3
Total International	133.6	90.8	112.7	91.4
Worldwide	219.1	178.0	191.3	180.9
Natural Gas Sales (mmcfd)(c)(d)
United States	579.2	641.1	574.8	671.3
Europe	205.2	252.8	288.0	305.7
West Africa	108.2	71.0	95.9	73.6
Total International	313.4	323.8	383.9	379.3
Worldwide	892.6	964.9	958.7	1,050.6
Total Sales (mboepd)	367.9	338.8	351.0	356.0

	2nd Quarter Ended June 30		Six Months Ended June 30
(Dollars in millions, except as noted)	2005	2004	2005	2004

Operating Statistics (continued)
Average Sales Prices (excluding derivative gains and losses)
Liquid Hydrocarbons ($ per bbl)
United States	$42.22	$31.74	$40.52	$30.71

Europe	49.77	34.69	48.06	32.81
Other International	34.50	20.19	29.69	18.95
West Africa	45.21	31.44	44.47	30.50
Total International	44.93	30.91	42.57	29.55
Worldwide	$43.87	$31.32	$41.73	$30.13

Natural Gas ($ per mcf)
United States	$5.76	$5.02	$5.36	$4.86

Europe	4.78	3.85	4.95	4.02
West Africa	0.26	0.26	0.25	0.25
Total International	3.22	3.07	3.78	3.29
Worldwide	$4.87	$4.37	$4.73	$4.29

Average Sales Prices (including derivative gains and losses)
Liquid Hydrocarbons ($ per bbl)
United States	$42.22	$29.09	$40.52	$28.58

Europe	49.77	32.34	48.06	31.18
Other International	34.50	20.19	29.69	18.89
West Africa	45.21	31.44	44.47	30.50
Total International	44.93	29.85	42.57	28.77
Worldwide	$43.87	$29.48	$41.73	$28.67

Natural Gas ($ per mcf)
United States	$5.75	$5.00	$5.34	$4.82

Europe(e)	4.78	3.85	4.95	4.02
West Africa	0.26	0.26	0.25	0.25
Total International	3.22	3.07	3.78	3.29
Worldwide	$4.86	$4.35	$4.72	$4.27

	2nd Quarter Ended June 30		Six Months Ended June 30
(Dollars in millions, except as noted)	2005	2004	2005	2004

MAP
Refinery Runs (mbpd)
Crude Oil Refined	1,011.9	1,013.4	967.3	901.0
Other Charge and Blend Stocks	174.6	141.8	173.0	169.0
Total	1,186.5	1,155.2	1,140.3	1,070.0

Refined Product Yields (mbpd)
Gasoline	635.9	623.0	606.3	587.6
Distillates	327.3	323.1	309.5	279.0
Propane	23.1	22.6	21.1	21.2
Feedstocks and Special Products	97.5	95.5	106.9	101.7
Heavy Fuel Oil	19.7	20.2	26.2	23.6
Asphalt	97.3	84.9	84.7	70.9
Total	1,200.8	1,169.3	1,154.7	1,084.0

Refined Product Sales Volumes (mbpd)(f)	1,477.2	1,440.2	1,423.7	1,373.8
Matching buy/sell volumes included in refined product sales volumes (mbpd)	87.0	74.2	83.7	76.9

Refining and Wholesale Marketing Margin(g)(h)	$0.1592	$0.1255	$0.1158	$0.0822

Speedway SuperAmerica LLC
Number of SSA Retail Outlets	1,647	1,746	—	—
SSA Gasoline and Distillate Sales(i)	822	802	1,567	1,565
SSA Gasoline and Distillate Gross Margin(g)	$0.1211	$0.1192	$0.1138	$0.1169
SSA Merchandise Sales	$645	$600	$1,205	$1,122
SSA Merchandise Gross Margin	$163	$140	$306	$272

(a)          Includes MAP at 100 percent.  RM&T segment income includes Ashland’s 38 percent interest in MAP of $314 million, $390 million, $222 million and $240 million in the second quarter and six months year-to-date 2005 and 2004, respectively.

(b)         Includes Equatorial Guinea LNG Holdings at 100 percent

(c)          Amounts reflect sales after royalties, except for Ireland where amounts are before royalties

(d)         Includes gas acquired for injection and subsequent resale of 22.4, 21.5, 23.5, and 22.7 mmcfd in the second quarter and six months year-to-date 2005 and 2004

(e)          Excludes the effects of the U.K. long-term gas contracts that are accounted for as derivatives

(f)            Total average daily volumes of all refined product sales to MAP’s wholesale, branded and retail (SSA) customers

(g)         Dollars per gallon

(h)         Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation

(i)             Millions of gallons